EXHIBIT 97

TSS, INC.

CLAWBACK POLICY

Introduction

The Board of Directors (the “Board”) of TSS, Inc. (the “Company”) believes that it is in the best interests of the Company and its stockholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy.  The Board has therefore adopted this policy which provides for the recoupment of certain executive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws (the “Policy”). This Policy is designed to comply with Section 10D of the Securities Exchange Act of 1934 (the “Exchange Act”), Nasdaq Listing Rule 5608 and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “Clawback Listing Standards”).

Administration

This Policy shall be administered by the Board or, if so designated by the Board, the Compensation Committee, in which case references herein to the Board shall be deemed references to the Compensation Committee. Any determinations made by the Board shall be final and binding on all affected individuals.

Covered Executives

This Policy applies to the Company's current and former executive officers, as determined by the Board in accordance with the definition in Section 10D of the Exchange Act and the Clawback Listing Standards, who may from time to time be deemed subject to the Policy by the Board (“Covered Executives”).

Recoupment; Accounting Restatement

In the event the Company is required to prepare an accounting restatement of its financial statements due to the Company's material noncompliance with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period, the Board will require reimbursement or forfeiture of any excess Incentive Compensation received by all Covered Executives during the three completed fiscal years immediately preceding the date on which the Company is required to prepare an accounting restatement.

Incentive Compensation

For purposes of this Policy, “Incentive Compensation” means any bonus, stock award, stock option award, or the like, if granted, earned, or vested based wholly or in part on the attainment of a financial reporting measure. “Financial reporting measures” means (i) measures that are determined and presented in accordance with accounting rules generally accepted in the United States (“U.S. GAAP”), and any measures that are derived wholly or in part from such measures, such as Company revenues, EBITDA, Adjusted EBITDA or earnings per share and (ii) measures that are derived wholly or in part from the Company stock price or total shareholder return. Incentive Compensation is considered “received” in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.

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The term “Incentive Compensation” will generally not include the following: salaries; bonuses paid solely by satisfying subjective standards, such as demonstrating leadership; non-equity incentive plan awards earned solely by satisfying strategic or operational measures; stock options, restricted stock units or other equity awards subject only to time-based vesting criteria; or discretionary bonuses or other compensation that is paid on a discretionary basis. Consistent with existing Company practices, sales commissions are subject to adjustment in cases of errors or discrepancies in the dollar amounts of sales attributed to the recipient but will generally not be considered “Incentive Compensation” within the meaning of this Policy.

Excess Incentive Compensation: Amount Subject to Recovery

The amount to be recovered will be the excess of the Incentive Compensation paid to the Covered Executive based on the erroneous data over the Incentive Compensation that would have been paid to the Covered Executive had it been based on the restated results, as determined by the Board, without regard to any taxes paid by the Covered Executive in respect of the Incentive Compensation paid based on the erroneous data.

If the Board cannot determine the amount of excess Incentive Compensation received by the Covered Executive directly from the information in the accounting restatement, then it will make its determination based on a reasonable estimate of the effect of the accounting restatement.

Method of Recoupment

The Board will determine, in its sole discretion, the method for recouping excess Incentive Compensation. In the case of a proposed recoupment through offset of future deferred compensation, the Board shall consider the effect (if any) of Section 409A of the Internal Revenue Code. Consistent with Nasdaq standards, recoupment from the Covered Executive shall be required reasonably promptly.

No Indemnification

The Company shall not indemnify any Covered Executives against the loss of any incorrectly awarded Incentive Compensation.

Interpretation

The Board is authorized to interpret and construe this Policy and to make all determinations necessary, appropriate, or advisable for the administration of this Policy. Reasonable, good-faith determinations by the Board in this regard shall be binding on the Covered Executive and the Company except in cases of clear computational error. It is intended that this Policy be interpreted in a manner that is consistent with the requirements of Section 10D of the Exchange Act, any applicable rules or standards adopted by the Securities and Exchange Commission, and the Clawback Listing Standards.

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Effective Date

This Policy shall be effective when approved by the Board (the “Effective Date”) and shall apply to Incentive Compensation that is or has been approved, awarded, or granted to Covered Executives on or after October 2, 2023.

Amendment; Termination

The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect any regulations adopted by the Securities and Exchange Commission under Section 10D of the Exchange Act and to comply with the Clawback Listing Standards and any other rules or standards adopted by a national securities exchange on which the Company’s securities are listed. The Board may terminate this Policy at any time.

Other Recoupment Rights

Any right of recoupment under this Policy is in addition to, and not in lieu of, any other remedies or rights of recoupment that may be available to the Company pursuant to the terms of any similar policy in any employment agreement, equity award agreement, or similar agreement and any other legal remedies available to the Company.

Relationship to Other Plans and Agreements

The Board intends that this Policy will be applied to the fullest extent of the law. The Board may require that any employment agreement, equity award agreement, or similar agreement entered into on or after the Effective Date shall, as a condition to the grant of any benefit thereunder, require a Covered Executive to agree to abide by the terms of this Policy. In the event of any inconsistency between the terms of the Policy and the terms of any employment agreement, equity award agreement, or similar agreement under which Incentive Compensation has been granted, awarded, earned or paid to a Covered Executive, whether or not deferred, the terms of this Policy shall govern.

Acknowledgment

The Covered Executive may be required to sign an acknowledgment form confirming their acceptance and agreement with this policy.  Regardless of whether the Covered Executive actually signs an acknowledgment, all Covered Executives are subject to this Policy as a condition of their employment from the Effective Date forward.

Impracticability

The Board shall recover any excess Incentive Compensation in accordance with this Policy unless such recovery would be impracticable, as determined by the Board in accordance with Rule 10D-1 of the Exchange Act and the Listing Standards of the national securities exchange on which the Company's securities are listed.

Successors

This Policy shall be binding and enforceable against all Covered Executives and their beneficiaries, heirs, executors, administrators or other legal representatives.

Date Approved by Board:  October 16, 2024

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